    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2000
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION
               (Exact name of registrant as specified in charter)

                DISTRICT OF COLUMBIA                                       52-089-1669
           (State or other jurisdiction of                    (I.R.S. Employer Identification No.)
           incorporation or organization)

                              2201 COOPERATIVE WAY
                          HERNDON, VIRGINIA 20171-3025
                                 (703) 709-6700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         JOHN JAY LIST, GENERAL COUNSEL
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
                              2201 COOPERATIVE WAY
                          HERNDON, VIRGINIA 20171-3025
                                 (703) 709-6700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

               MARK L. WEISSLER, ESQ.                                 THOMAS R. BROME, ESQ.
         MILBANK, TWEED, HADLEY & MCCLOY LLP                         CRAVATH, SWAINE & MOORE
               1 CHASE MANHATTAN PLAZA                                  825 EIGHTH AVENUE
              NEW YORK, NEW YORK 10005                              NEW YORK, NEW YORK 10019
                   (212) 530-5446                                        (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE
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        TITLE OF EACH                              PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
     CLASS OF SECURITIES        AMOUNT TO BE        OFFERING PRICE            AGGREGATE          REGISTRATION
      TO BE REGISTERED         REGISTERED(1)         PER UNIT(2)          OFFERING PRICE(2)         FEE(3)
-------------------------------------------------------------------------------------------------------------
Debt securities..............  $2,000,000,000            100%               $2,000,000,000         $528,000

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(1) Expressed as the principal amount of securities, or in the case of original issue discount securities, the offering price thereof.
(2) Estimated solely for purposes of calculating the registration fee.
(3) This registration statement includes an additional $823,676,000 of debt securities previously registered on Form S-3 (registration number 333-87793). A filing fee of $217,451 associated with these securities was previously paid upon filing of such registration statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

    PURSUANT TO RULE 429 OF THE COMMISSION UNDER THE SECURITIES ACT OF 1933, THE WITHIN PROSPECTUS RELATES TO DEBT SECURITIES REGISTERED HEREBY AND TO DEBT SECURITIES PREVIOUSLY REGISTERED BY REGISTRATION STATEMENT NUMBER 333-87793.
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        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

                                   PROSPECTUS

                    SUBJECT TO COMPLETION, DECEMBER 5, 2000

                     [COOPERATIVE FINANCE CORPORATION LOGO]

                            National Rural Utilities
                        Cooperative Finance Corporation

                                 $2,823,676,000

                                Debt Securities

                            ------------------------

We plan to issue from time to time up to $2,823,676,000 of debt securities. We will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplements carefully.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these debt securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

This prospectus may not be used to consummate the sale of debt securities unless accompanied by a prospectus supplement.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER   , 2000

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

     National Rural Utilities Cooperative Finance Corporation ("CFC") files annual, quarterly and current reports and other information with the SEC. You may read and copy any document CFC files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CFC's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows the incorporation by reference of information filed in other documents into this prospectus, which means that CFC can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. CFC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

          - Annual Report on Form 10-K for the year ended May 31, 2000, and

          - Quarterly Report on Form 10-Q for the quarter ended August 31, 2000.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

        Steven L. Lilly
        Senior Vice President and Chief Financial Officer
        National Rural Utilities Cooperative Finance Corporation
        Woodland Park, 2201 Cooperative Way
        Herndon, Virginia 20171-3025
        (703) 709-6700

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER OF THESE DEBT SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                      CFC

     CFC was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. CFC's principal purpose is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members. Through Rural Telephone Finance Cooperative ("RTFC"), a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. Also, through Guaranty Funding Cooperative ("GFC"), a controlled affiliate of CFC established in 1991, CFC provides financing for rural electric systems to refinance RUS guaranteed debt previously held by the Federal Financing Bank of the United States Treasury. CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, Virginia 20171-3025 and its telephone number is (703) 709-6700.

     CFC's 1,050 members as of August 31, 2000 included 904 rural electric utility members, virtually all of which are consumer-owned cooperatives, 73 service organization members and 73 associate members. The utility member systems included 833 distribution systems and 71 generation and transmission systems operating in 49 states and two U.S. territories.

     CFC's long-term loans to utility members generally have 35-year maturities. CFC makes loans directly to members or in conjunction with concurrent RUS loans. Loans made to members that do not also have RUS loans are generally secured by a mortgage or substantially all the utility member's property (including revenues). Loans made to members that also have RUS loans are generally secured ratably with RUS's loans by a common mortgage on substantially all the utility member's property including revenues CFC makes. Interest rates on these loans are either fixed or variable. Fixed rates are offered daily based on the overall cost of long-term funds and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in the cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. CFC makes these loans on either a secured or an unsecured basis. CFC has the right to adjust the rates on these loans semi-monthly in line with changes in the short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through RTFC. These loans are long-term fixed or variable rate loans generally with maturities not exceeding 15 years and short-term loans. In many cases, the customers of the electric cooperatives are also the customers of the RTFC telecommunication systems, as both the cooperatives and the RTFC systems serve the rural areas of the United States.

     At August 31, 2000, CFC had a total of $18,642 million of loans outstanding and $1,990 million of guarantees outstanding.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally required to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage, often joint with RUS, on the system's property or, in the case of a lease transaction, on the leased property. Holders of $915 million of the guaranteed pollution control debt at August 31, 2000 had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At August 31, 2000, the allowance was $239 million. At August 31, 2000, CFC's largest ten borrowers had outstanding loans totaling $4,428 million, which represented 24% of CFC's total loans outstanding. As of August 31, 2000, outstanding guarantees for these same ten largest borrowers totaled $517 million, which represented 24% of CFC's guarantees outstanding. On that date, no borrower had loans and guarantees outstanding in excess of 4% of the aggregate amount of CFC's outstanding loans and guarantees.

     CFC's fixed charge coverage ratio was as follows for the periods indicated:

THREE MONTHS
    ENDED
 AUGUST 31,            YEAR ENDED MAY 31,
-------------   --------------------------------
2000    1999    2000   1999   1998   1997   1996
----    ----    ----   ----   ----   ----   ----
1.16    1.12    1.13   1.12   1.12   1.12   1.12

     Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement, CFC will add the net proceeds from the sale of the debt securities to the general funds, which will be used to make loans to members, repay short-term borrowings, refinance existing long-term debt and for other corporate purposes. CFC expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                         SUMMARY FINANCIAL INFORMATION

     The following is a summary of selected financial data for each of the five years ended May 31, 2000.

                                     2000          1999          1998          1997         1996
                                     ----          ----          ----          ----         ----
                                                    (DOLLAR AMOUNTS IN THOUSANDS)
For the year ended May 31:
Operating income................  $ 1,020,998   $   792,052   $   639,948   $  567,065   $  508,090
                                  ===========   ===========   ===========   ==========   ==========
Operating margin................  $   116,497   $    76,439   $    57,022   $   54,736   $   50,621
Gain on sale of land............           --            --         5,194           --           --
Extraordinary loss(A)...........       (1,164)           --            --           --       (1,580)
                                  -----------   -----------   -----------   ----------   ----------
Net margins.....................  $   115,333   $    76,439   $    62,216   $   54,736   $   49,041
                                  ===========   ===========   ===========   ==========   ==========
Fixed charge coverage
  ratio(A)......................         1.13          1.12          1.12         1.12         1.12
                                  ===========   ===========   ===========   ==========   ==========
As of May 31:
Assets..........................  $17,083,440   $13,925,252   $10,682,888   $9,057,495   $8,054,089
                                  ===========   ===========   ===========   ==========   ==========
Long-term debt(B)...............  $10,595,596   $ 6,891,122   $ 5,024,621   $3,596,231   $3,682,421
                                  ===========   ===========   ===========   ==========   ==========
Quarterly income capital
  securities....................  $   400,000   $   400,000   $   200,000   $  125,000   $       --
                                  ===========   ===========   ===========   ==========   ==========
Members' subordinated
  certificates..................  $ 1,340,417   $ 1,239,816   $ 1,229,166   $1,212,486   $1,207,684
                                  ===========   ===========   ===========   ==========   ==========
Members' equity.................  $   341,217   $   296,481   $   279,278   $  271,594   $  269,641
                                  ===========   ===========   ===========   ==========   ==========
Leverage ratio(C)...............         8.12          7.11          6.39         5.87         5.70
                                  ===========   ===========   ===========   ==========   ==========
Debt to equity ratio(D).........         6.46          5.52          4.51         3.97         3.63
                                  ===========   ===========   ===========   ==========   ==========

---------------
(A) Extraordinary losses for the years ended May 31, 1996 and 2000 represent premiums in connection with the prepayment of collateral trust bonds. Margin used to compute the fixed charge coverage ratios represent net margin before extraordinary losses plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratios consist of interest and amortization of bond discounts and bond issuance expenses.

(B) Includes commercial paper reclassified as long-term debt and excludes $3,040 million, $983 million, $327 million, $269 million and $352 million in long-term debt that comes due, matures and/or will be redeemed early during fiscal years 2000, 1999, 1998, 1997 and 1996, respectively.

(C) In accordance with CFC's revolving credit agreements, the leverage ratio is calculated by dividing debt and guarantees outstanding, excluding quarterly income capital securities ("QUICS") and debt used to fund loans guaranteed by the RUS, by the total of QUICS, members' subordinated certificates and members' equity.

(D) The debt to equity ratio is calculated by dividing debt outstanding, excluding QUICS and debt used to fund loans guaranteed by the RUS, by the total of QUICS, members' subordinated certificates, members' equity and the loan loss allowance.

     CFC has had outstanding guarantees for its members' indebtedness in each of the fiscal years shown above. Members' interest expense on such indebtedness was approximately $40 million for the year ended May 31, 2000.

     CFC does not have outstanding any common stock and does not pay dividends. Annually, CFC allocates its net margin to its members in the form of patronage capital certificates. Under current policies, CFC retires patronage capital 70% during the next fiscal year and holds the remaining 30% for 15 years. All retirements of patronage capital are subject to approval by the Board of Directors, if permitted by CFC's contractual obligations and to the extent that the Board of Directors in its discretion may determine from time to time that the financial condition of CFC will not be impaired as a result.

                                 CAPITALIZATION

     The following table shows the capitalization of CFC as of August 31, 2000.

                   (DOLLARS IN THOUSANDS)
Senior debt:
  Short-term debt(A)........................................  $4,540,559
  Long-term debt(A).........................................  12,089,955
                                                              ----------
          Total senior debt(B)..............................  16,630,514
                                                              ----------
Subordinated debt and members' equity:
  Deferrable subordinated debt(C)...........................     400,000
  Members' subordinated certificates(D).....................   1,479,773
  Members' equity(E)........................................     308,886
                                                              ----------
          Total capitalization..............................  $18,819,173
                                                              ==========

------------
(A) At August 31, 2000, CFC short-term indebtedness is used to fund CFC's short-, intermediate- and long-term variable rate loans, as well as its long-term fixed rate loans on a temporary basis. It generally consists of commercial paper with maturities of up to nine months. To support its own commercial paper and its obligations with respect to tax-exempt debt issued on behalf of members, CFC had at August 31, 2000, bank revolving credit agreements providing for borrowings aggregating up to $7,040 million. CFC may borrow under the revolving credit agreements only if it continues to meet conditions, including maintenance of members' equity and members' subordinated certificates of at least $1,418 million increased each fiscal year by 90% of net margins not distributed to members and an average fixed charge coverage ratio over the six most recent fiscal quarters of at least
    1.025. The revolving credit agreements also require a fixed charge coverage ratio of 1.05 for the preceding fiscal year as a condition to the retirement of patronage capital and prohibit CFC from pledging collateral in excess of 150% of the principal amount of collateral trust bonds outstanding. Commercial paper in the amount of $7,040 million is shown as long-term debt based on CFC's ability to borrow under each of the facilities. Long-term debt also includes CFC's outstanding collateral trust bonds and medium-term notes.

(B) At August 31, 2000 CFC had outstanding guarantees of tax-exempt securities issued on behalf of members in the aggregate amount of $1,018 million. Guaranteed tax-exempt securities include

    $915 million of long-term adjustable or floating/fixed rate pollution control bonds which are required to be remarketed at the option of the holders. CFC has agreed to purchase any such bonds that cannot be remarketed. At August 31, 2000, CFC had guaranteed its members' obligations in connection with certain lease transactions and other debt in the amount of $972 million.

(C) As of August 31, 2000, CFC had a total of $400 million of deferrable subordinated debt outstanding in the form of QUICS. QUICS are subordinate and junior in right of payment to senior indebtedness. CFC has the right at any time and from time to time during the term of the QUICS to defer the payment of interest for up to 20 consecutive quarters.

(D) Subordinated certificates are subordinated obligations purchased by members as a condition of membership and in connection with CFC's extension of long-term credit to them. Those issued as a condition of membership, $642 million at August 31, 2000, generally mature 100 years from issuance and bear interest at 5% per annum. The others either mature 46 to 50 years from issuance, or mature at the same time as, or amortize proportionately with, the credit extended, and either are non-interest bearing or bear interest at varying rates.

(E) CFC allocates its net margin among its members (in proportion to interest earned from the members) a members' capital reserve and the cooperative education fund. The net margin required to earn a fixed charge coverage ratio of 1.12 is allocated to the members. The net margin earned in excess of the amount required to earn a fixed charge coverage ratio of 1.12 is allocated primarily to the members' capital reserve, and a small portion is allocated to the cooperative education fund. The cooperative education fund is distributed annually to the cooperatives to assist in the teaching of cooperative principles. The current policy of CFC is to return the amounts so allocated to its members 70% in the following year and to return the remaining 30% after 15 years with due regard for CFC's financial condition. The unretired allocations for fiscal years 1991-1993 are being retired over the 9-year period from 2000 through 2008. The current policy of RTFC is to retire 70% of current year's margins within 8 1/2 months of the end of the fiscal year with the remainder to be retired at the discretion of RTFC's Board of Directors. The current policy of GFC is to retire 100% of current year's margin shortly after the end of the fiscal year.

                           DESCRIPTION OF DEBT SECURITIES

     The following description summarizes the general terms and provisions that may apply to the debt securities. Each prospectus supplement will state the particular terms of the debt securities and the extent, if any, to which the general provisions may apply to the debt securities included in the supplement.

     The debt securities will be issued under an indenture dated as of December 15, 1987, as supplemented by a First Supplemental Indenture dated as of October 1, 1990 between CFC and The Bank of New York, as successor trustee (as so supplemented, the "indenture"). The indenture does not limit the aggregate principal amount of securities which may be issued thereunder. Additionally, CFC may, without the consent of the holders of the debt securities of any series, re-open a previous series of debt securities and issue additional debt securities of the same series.

     The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officer's certificates establishing the securities and the securities are merely an outline and do not purport to be complete.

GENERAL

     The debt securities will be issued in fully registered form without coupons unless the applicable prospectus supplement provides for an issuance to be in a form registered as to principal only with or without coupons or in bearer form with or without coupons or any combination thereof. Debt securities may also be issued in temporary or definitive global bearer form. Unless specified otherwise in the prospectus supplement all debt securities will be denominated in U.S. dollars, registered debt securities will be issued in denominations of $1,000 or multiples of $1,000 and bearer securities will be issued in denominations of $5,000 or multiples of $5,000.

     The debt securities will be direct, unsecured obligations of CFC.

     If any of the debt securities are offered in a foreign currency or currency unit or if principal of, any premium or any interest on any of the debt securities is payable in any foreign currency or currency unit, the applicable prospectus supplement will describe the restrictions, elections, tax consequences, specific terms and other information relative to those debt securities.

     CFC may issue securities in one or more series with the same or various maturities at or above par or with an original issue discount. Original issue discount securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) below their stated principal amount. See "United States Taxation--Tax consequences to U.S. Holders--Interest" for a discussion of certain Federal income tax considerations with respect to any original issue discount securities.

     The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those securities. These terms may include:

     - the title and the limit on the aggregate principal amount of debt securities;

     - the percentage of their principal amount at which the debt securities will be sold;

     - the date or dates on which the debt securities will mature;

     - the annual rate or rates (which may be fixed or variable) or the method of determining any rate or rates at which the debt securities will bear interest;

     - the date or dates from which such interest shall accrue and the date or dates at which interest will be payable;

     - the place where payments may be made on the debt securities;

     - any redemption or sinking fund terms;

     - the principal amount of original issue discount debt securities payable upon acceleration;

     - the means of satisfaction and discharge of the indenture with respect to the debt securities;

     - any changes to the events of default or covenants described in this prospectus;

     - the currency, currencies or currency unit or units for which the debt securities may be purchased and the currency, currencies or currency unit or units in which the payment of principal of (and premium) and interest on such securities will be made;

     - if either CFC or the holders of debt securities may elect payment in a currency, currencies or currency unit or units other than that in which the debt securities are stated to be payable, then the period or periods within which, and the terms upon which, the election may be made and, if the amount of those payments may be determined with reference to an index based on a currency, currencies or currency unit or units, other than that in which the debt securities are stated to be payable, then the manner in which such amounts shall be determined;

     - whether the debt securities will be issued as registered securities, in a form registered as to principal only with or without coupons, or as bearer securities including temporary and definitive global form, or any combination thereof and applicable exchange provisions;

     - whether CFC will pay additional amounts to any holder of debt securities who is not a United States person (as defined under "United States Taxation") in respect of any tax, assessment or governmental charge required to be withheld or deducted and whether CFC will have the option to redeem the applicable debt securities rather than pay additional amounts;

     - the applicability to the series of the indenture defeasance provisions;

     - whether the covenants described below under "Restriction on Indebtedness" will apply to the debt securities; and

     - any other terms of the debt securities not inconsistent with the indenture. (Section 301)

EXCHANGE, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, registered debt securities of any series that are not global debt securities will be exchangeable for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if debt securities of any series are issuable as both registered debt securities and bearer debt securities, the holder may choose, upon written request and subject to the terms of the indenture, to exchange bearer debt securities and the appropriate related coupons of that series into registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer debt securities with attached coupons surrendered in exchange for registered debt securities between a regular record date or a special record date and the relevant date for payment of interest must be surrendered without the coupon relating to the interest payment date. Interest will not be payable in respect of the registered debt security issued in exchange for that bearer debt security. The interest will be payable only to the holder of that coupon when due in accordance with the terms of the indenture. Bearer debt securities will not be issued in exchange for registered debt securities. No service charge will be made for any registration of transfer or exchange of the debt securities, but CFC may require payment of a sum sufficient to cover any applicable tax. (Section 305)

     You may present debt securities for exchange as provided above. In addition, you may present registered debt securities for registration of transfer together with the duly executed form of transfer at the office of the security registrar or at the office of any transfer agent designated by CFC for that purpose with respect to any series of debt securities referred to in an applicable prospectus supplement. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. CFC has appointed The Bank of New York as security registrar. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by CFC with respect to any series of debt securities, CFC may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. However, if debt securities of a series are issuable solely as registered securities, CFC will be required to maintain a transfer agent in each place of payment for such series and, if securities of a series are issuable as bearer securities, CFC will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series. CFC may at any time designate additional transfer agents with respect to any series of debt securities. (Section 1002)

     In the event of any redemption in part, CFC will not be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on:

        - if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption;

        - if debt securities of the series are issuable only as bearer debt securities, the day of the first publication of the relevant notice of redemption; or

        - if debt securities of the series are issuable as registered debt securities and bearer securities and there is no publication of the relevant notice of redemption, the day of mailing of the relevant notice of redemption;

     - register the transfer of or exchange any registered debt security, or portion thereof, called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

     - exchange any bearer debt security called for redemption, except to exchange such bearer debt security for a registered debt security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise specified in an applicable prospectus supplement, payment of principal and any premium and any interest on registered debt securities will be made at the office of the paying agent or paying agents that CFC may designate at various times. However, CFC may also make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. (Section 301) Unless otherwise specified in an applicable prospectus supplement, CFC will make payment of any installment of interest on registered debt securities to the person in whose name that registered debt security is registered at the close of business on the regular record date for such interest. (Section 307)

     Unless otherwise specified in an applicable prospectus supplement, the office of The Bank of New York in the Borough of Manhattan, The City of New York will be designated as sole paying agent for payments with respect to securities that are issuable solely as registered debt securities and as CFC's paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by CFC for the securities will be named in an applicable prospectus supplement. CFC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, unless otherwise specified in an applicable prospectus supplement, if debt securities of a series are issuable solely as registered debt securities, CFC will be required to maintain a paying agent in each place of payment for such series. If debt securities of a series are issuable as bearer debt securities, CFC will be required to maintain:

     - a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered debt securities of the series and for payments with respect to bearer debt securities of the series in certain circumstances and

     - a paying agent in a place of payment located outside the United States where bearer debt securities of such series and any coupons may be presented and surrendered for payment. (Section 1002)

     All moneys paid by CFC to a paying agent for the payment of principal, premium, or interest on any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to CFC. After that time, the holder of the debt security or coupon will, as an unsecured general creditor, look only to CFC for payment out of those repaid amounts. (Section 1003)

RESTRICTION ON INDEBTEDNESS

     CFC may not incur any indebtedness ranking senior to the debt securities or make any optional prepayment on any capital term certificate if, as a result, the principal amount of senior indebtedness outstanding, less the principal amount of government or government insured obligations held by CFC, on any future date would exceed 20 times the sum of the members' equity in CFC at the time of determination plus the principal amount of capital term certificates outstanding at the time of determination or at the given future date. The principal amounts of senior indebtedness and capital term certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 1007) Senior indebtedness means all indebtedness of CFC (including all guarantees by CFC of indebtedness of others) except capital term certificates. A "capital term certificate" is defined as a note of CFC substantially in the form of the capital term certificates of CFC outstanding on the date of the indenture and any other indebtedness having substantially similar provisions as to subordination. As of August 31, 2000, CFC had $18,693 million outstanding of senior indebtedness. Within the restrictions of the indenture, CFC was permitted to have outstanding an additional $25,080 million of senior indebtedness.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     CFC may not consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any person unless:

     - the successor is a corporation organized under the laws of any domestic jurisdiction;

     - the successor corporation assumes CFC's obligations under the indenture and the debt securities issued under the indenture;

     - immediately after giving effect to the transaction, no event of default and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and

     - certain other conditions are met. (Section 801)

MODIFICATION OF THE INDENTURE

     Any actions that CFC or the trustee may take toward adding to CFC's covenants, adding additional events of default, establishing the form or terms of debt securities of any series, changing or eliminating any restriction on the manner or place of payment of principal of or interest on bearer debt securities will not require the approval of any holder of debt securities. In addition, CFC or the trustee may cure ambiguities or inconsistencies in the indenture or make other provisions as long as no holders' interests are materially and adversely affected. (Section 901)

     Under the indenture, CFC's rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of all affected series. None of the following modifications, however, is effective against any holders without the consent of the holders of all the affected outstanding debt securities:

     - changing the maturity, installment or interest rate of any of the debt securities;

     - reducing the principal amount, any premium or the interest rate of any of the debt securities;

     - reducing the amount of the principal of original issue discount debt securities payable on any acceleration of maturity;

     - changing the currency, currencies or currency unit or units in which any principal, premium or interest of any of the debt securities is payable;

     - changing any of CFC's obligations to maintain an office or agency in the places and for the purposes required by the Indenture;

     - impairing any right to take legal action for an overdue payment;

     - reducing the percentage required for modifications to or waivers of compliance with the indenture; or

     - with certain exceptions, modifying the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions. (Section 902)

WAIVER OF CERTAIN COVENANTS

     Under the indenture, CFC will not be required to comply with certain restrictive covenants (including that described above under "Restriction on Indebtedness") if the holders of at least a majority in principal amount of all series of outstanding debt securities affected waive compliance with the restrictive covenants. (Section 1009)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each of the following will constitute an event of default under the indenture with respect to the securities of any series:

     - failure to pay interest on any debt security for 30 days after the interest becomes due;

     - failure to pay the principal or any premium on any of the debt securities when due;

     - failure to deposit any sinking fund payment when the payment becomes due;

     - failure to perform or breach of the covenant described above under "Restrictions on Indebtedness" that continues for 60 days after the default becomes known to an officer of CFC;

     - failure to perform or breach of any other covenants or warranties in the Indenture that continues for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series;

     - certain events of bankruptcy, insolvency or reorganization of CFC; and

     - such other events as may be specified for each series. (Section 501)

     The indenture provides that if an event of default has happened and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities are original issue discount debt securities, such portion of the principal amount as may be specified by the terms of such debt securities) of all of the outstanding debt securities of that series to be immediately due and payable. (Section 502)

     The indenture provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with these directions and may decline to act if any such direction is contrary to law or to the indenture or would involve the trustee in personal liability. (Section 507)

     The indenture provides that the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default with respect to such series and its consequences, except a default:

     - in the payment of the principal of or any premium or any interest on any of the debt securities of the series or;

     - in respect of a covenant or provision which, under the terms of the indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected. (Section 508)

     The indenture contains provisions entitling the trustee, subject to the duty during an event of default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power at the request of those holders. (Sections 601 and 603)

     The indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of that series notice of all uncured and unwaived defaults known to it. However, except in the case of a default in the payment of the principal of or any premium or any interest on, or any sinking fund or purchase fund installment with respect to, any of the debt securities of that series, the trustee will be protected in withholding this notice if it in good faith determines that the withholding of such notice is in the interest of those holders. The above notice shall not be given until at least 60 days after the occurrence of an event of default regarding the performance or breach of any covenant or warranty other than for the payment of the principal of or premium or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series. (Section 602)

     The indenture requires CFC to file annually with the trustee a certificate, executed by two officers of CFC, indicating whether CFC is in default under the indenture. (Section 1008)

MEETINGS

     The indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer debt securities. (Section 1201) A meeting may be called at any time by the trustee, and also, upon request, by CFC or the holders of at least 10% in principal amount of the outstanding securities of such series, upon notice given in accordance with "Notices" below. (Section 1202) Persons entitled to vote a majority in principal amount of the outstanding securities of a series shall constitute a quorum at a meeting of holders of debt securities of the series. However, that in the absence of a quorum, a meeting, called by CFC or the trustee shall be adjourned for a period of at least 10 days, and in the absence of a quorum at the adjourned meeting, the meeting shall be further adjourned for a period of at least 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the outstanding securities of that series shall constitute a quorum. Except for any consent which must be given by the holder of each outstanding security affected thereby, as described above under "Modification of the Indenture", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of:

     - the holders of a majority in principal amount of the outstanding debt securities of that series and

     - 66 2/3% in aggregate principal amount of outstanding debt securities of such series represented and voting at the meeting.

     However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of:

     - the holders of such specified percentage in principal amount of the outstanding debt securities of that series and

     - a majority in principal amount of outstanding debt securities of such series represented and voting at the meeting.

     Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons. With respect to any consent, waiver or other action which the indenture expressly provides may be given by the holders of a specified percentage of outstanding debt securities of all series affected (acting as one class), only the principal amount of outstanding debt securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as described above and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected favoring such action. (Section 1204)

NOTICES

     Except as otherwise provided in the indenture, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in the bearer debt securities and will be mailed to the persons whose names and addresses were previously filed with the trustee, within the time prescribed for the giving of such notice. Notices to holders of registered debt securities will be given by mail to the address of those holders as they appear in the security register. (Section 106)

TITLE

     Title to any bearer debt security (including any bearer debt security in temporary or definitive global bearer form) and any coupons will pass by delivery. CFC, the trustee and any agent of CFC or the trustee may treat the bearer of any bearer debt security and the bearer of any coupon and the registered owner of any registered debt security as the absolute owner thereof (whether or not such debt security or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

     CFC will replace any mutilated debt security and any debt security with a mutilated coupon at the expense of the holder upon surrender of such mutilated debt security or debt security with a mutilated coupon to the trustee. CFC will replace debt securities or coupons that become destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft thereof satisfactory to CFC and the trustee. In the case of any coupon which becomes destroyed, stolen or lost, that coupon will be replaced upon surrender to the trustee of the debt security with all related coupons not destroyed, stolen or lost by issuance of a new debt security in exchange for the debt security to which such coupon relates. In the case of a destroyed, lost or stolen debt security or coupon an indemnity satisfactory to the trustee and CFC may be required at the expense of the holder of such debt security or coupon before a replacement debt security will be issued. (Section
306)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At CFC's request, the indenture will cease to be in effect as to CFC (except for certain obligations to register the transfer or exchange of debt securities and hold moneys for payment in trust) with respect to the debt securities when:

     - all the debt securities have been cancelled by the trustee, or;

     - in the case of debt securities and coupons not delivered to the trustee for cancellation; the debt securities or coupons have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and, in each case, CFC has deposited with the trustee, in trust, money, and, in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign government debt securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency units or units in which the offered debt securities are payable all the principal of, and interest on, the offered debt securities on the dates such payments are due in accordance with the terms of the offered debt securities, or;

     - the debt securities or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 401)

     Unless the prospectus supplement relating to the offered debt securities provides otherwise, CFC at its option:

     - will be discharged from any and all obligations in respect of the offered debt securities (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or;

     - need not comply with certain restrictive covenants of the indenture (including those described above under "Restriction on Indebtedness"), in each case after CFC deposits with the trustee, in trust, money, and, in the case of debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of debt securities and coupons denominated in a foreign currency, foreign government debt securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the offered debt securities are payable all the principal of, and interest on, the offered debt securities on the dates such payments are due in accordance with the terms of the offered debt securities.

     Among the conditions to CFC's exercising any such option, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the offered debt securities to recognize income, gain or loss for United States federal income tax purposes and that the holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance has not occurred. (Section 403)

     At CFC's request, the trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited, for the purposes described in the preceding two paragraphs, with the trustee by CFC and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the trustee, in exchange for, simultaneously, other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC's request, U.S. government obligations, foreign government securities or money deposited with the trustee for the purposes described in the preceding two paragraphs, if, in the opinion of a nationally-recognized firm of independent public accountants, immediately after such exchange the obligations, securities or money then held by the trustee will be in the amount then required to be deposited with the trustee for such purposes. (Section 403)

GOVERNING LAW

     The indenture, the debt securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

THE TRUSTEE

     The Bank of New York, New York, New York is the trustee under the indenture.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to bearer debt securities. CFC will set forth these limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a bearer debt security, in any prospectus supplement providing for the issuance of bearer debt securities.

                             UNITED STATES TAXATION

GENERAL

     This section summarizes the material U.S. tax consequences to holders of securities. However, the discussion is limited in the following ways:

     - The discussion only covers you if you buy your securities in the initial offering of a particular issuance of securities.

     - The discussion only covers you if you hold your securities as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

     - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of securities. We suggest that you consult your tax advisor about the consequences of holding securities in your particular situation.

     - The discussion is based on current law. Changes in the law may change the tax treatment of the securities.

     - The discussion does not cover state, local or foreign law.

     - The discussion does not cover every type of security that we might issue. If we intend to issue a security of a type not described in this summary, additional tax information will be provided in the prospectus supplement for the security.

     - We have not requested a ruling from the IRS on the tax consequences of owning the securities. As a result, the IRS could disagree with portions of this discussion.

     IF YOU ARE CONSIDERING BUYING SECURITIES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF HOLDING THE SECURITIES IN YOUR PARTICULAR SITUATION.

TAX CONSEQUENCES TO U.S. HOLDERS

     This section applies to you if you are a "U.S. holder". A "U.S. holder" is:

     - an individual U.S. citizen or resident alien;

     - a corporation or partnership, or entity taxable as a corporation or partnership, that was created under U.S. law (federal or state);

     - an estate whose world-wide income is subject to U.S. federal income tax;
       or

     - a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding securities, we suggest that you consult your tax advisor.

     Interest

     The tax treatment of interest paid on the securities depends upon whether the interest is "qualified stated interest." A security may have some interest that is qualified stated interest and some that is not.

     "Qualified stated interest" is any interest that meets all the following conditions:

     - It is payable at least once each year.

     - It is payable over the entire term of the security.

     - It is payable at a single fixed rate or at a specified variable rate.

     - The security has a maturity of more than one year from its issue date.

     IF ANY INTEREST ON A SECURITY IS QUALIFIED STATED INTEREST, THEN

     - If you are a cash method taxpayer (including most individual holders), you must report that interest in your income when you receive it.

     - If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

     If any interest on a security is not qualified stated interest, it is subject to the rules for original issue discount ("OID") described below.

     Determining Amount of OID

     Securities that have OID are subject to additional tax rules. The amount of OID on a security is determined as follows:

     - The amount of OID on a security is the "stated redemption price at maturity" of the security minus the "issue price" of the security. If this amount is zero or negative, there is no OID.

     - The "stated redemption price at maturity" of a security is the total amount of all principal and interest payments to be made on the security, other than qualified stated interest. In a typical case where all interest is qualified stated interest, the stated redemption price at maturity is the same as the principal amount.

     - The "issue price" of a security is the first price at which a substantial amount of the securities are sold to the public.

     - Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called "de minimis OID". If all the interest on a security is qualified stated interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% ( 1/4 of 1%), (b) the number of full years from the issue date to the maturity date of the security, and (c) the principal amount.

     Accrual of OID Into Income

     If a security has OID, the following consequences arise:

     - You must include the total amount of OID as ordinary income over the life of the security.

     - You must include OID in income as the OID accrues on the securities, even if you are on the cash method of accounting. This means that you are required to report OID income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.

     - OID accrues on a security on a "constant yield" method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a security, combined with the inclusion into income of any qualified stated interest on the security, will result in you being taxable at approximately a constant percentage of your unrecovered investment in the security.

     - The accruals of OID on a security will generally be less in the early years and more in the later years.

     - If any of the interest paid on the security is not qualified stated interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.

     - Your tax basis in the security is initially your cost. It increases by any OID (not including qualified stated interest) you report as income. It decreases by any principal payments you receive on the security, and by any interest payments you receive that are not qualified stated interest.

     Securities Subject to Additional Tax Rules

     Additional or different tax rules apply to several types of Securities that we may issue.

     Short-term securities: We may issue securities with a maturity of one year or less. These are referred to as "short-term securities."

     - No interest on these securities is qualified stated interest. Otherwise, the amount of OID is calculated in the same manner as described above.

     - You may make certain elections concerning the method of accrual of OID on short-term securities over the life of the securities.

     - If you are an accrual method taxpayer, a bank, a securities dealer, or in certain other categories, you must include OID in income as it accrues.

     - If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID in income until you actually receive payments on the security. Alternatively, you can elect to include OID in income as it accrues.

     - Two special rules apply if you are a cash method taxpayer and you do not include OID in income as it accrues. First, if you sell the security or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the security at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the security, then while you hold the security you cannot deduct any interest on the borrowing that corresponds to accrued OID on the security until you include the OID in your income.

     Floating rate securities: Floating rate securities are subject to special OID rules.

     - If the interest rate is based on a single fixed formula based on the cost of newly borrowed funds or other objective financial information (which may include a fixed interest rate for the initial period), all the interest will be qualified stated interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the security's initial floating rate into a fixed rate and by applying the general OID rules described above.

     - If the security has more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on any floating rate security.

     Foreign currency securities: A "foreign currency security" is a security denominated in a currency other than U.S. dollars. Special tax rules apply to these securities:

     - If you are a cash method taxpayer, you will be taxed on the U.S. dollar value of any foreign currency you receive as interest. The dollar value will be determined as of the date when you receive the payments.

     - If you are an accrual method taxpayer, you must report interest income as it accrues. You can use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year). In this case, you will make an adjustment upon receipt of the foreign currency to reflect actual exchange rates at that time. Certain alternative elections may also be available.

     - Any OID on foreign currency securities will be determined in the relevant foreign currency. You must accrue OID in the same manner that an accrual basis holder accrues interest income.

     - Your initial tax basis in a foreign currency security is the amount of U.S. dollars you pay for the security (or, if you pay in foreign currency, the value of that foreign currency on the purchase date). Adjustments are made to reflect OID and other items as described above.

     - If you collect foreign currency upon the maturity of the security, or if you sell the security for foreign currency, your gain or loss will be based on the U.S. dollar value of the foreign currency you receive. For a publicly traded foreign currency security, this value is determined for cash basis taxpayers on the settlement date for the sale of the security, and for accrual basis taxpayers on the trade date for the sale (although such taxpayers can also elect the settlement date). You will then have a tax basis in the foreign currency equal to the value reported on the sale.

     - Any gain or loss on the sale or retirement of a security will be ordinary income or loss to the extent it arises from currency fluctuations between your purchase date and sale date. Any gain or loss on the sale of foreign currency will also be ordinary income or loss.

     Other categories of securities: Additional rules may apply to certain other categories of securities. The prospectus supplement for these securities may describe these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of securities include:

     - securities with contingent payments;

     - securities that you can put to the Company before their maturity;

     - securities that are callable by the Company before their maturity, other than typical calls at a premium;

     - indexed securities with an index tied to currencies; and

     - Securities that are extendable at your option or at the option of the Company.

     Premium and Discount

     Additional special rules apply in the following situations involving discount or premium:

     - If you buy a security in the initial offering for more than its stated redemption price at maturity, the excess amount you pay will be "security premium". You can use security premium to reduce your taxable interest income over the life of your security.

     - Similarly, if a security has OID and you buy it in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called "acquisition premium". The amount of OID you are required to include in income will be reduced by this amount over the life of the security.

     - If you buy a security in the initial offering for less than the initial offering price to the public, special rules concerning "market discount" may apply.

     Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

     Accrual Election

     You can elect to be taxed on the income from the security in a different manner than described above. Under the election:

     - No interest is qualified stated interest.

     - You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount, and premium.

     - Your tax basis is increased by all accruals of income and decreased by all payments you receive on the security.

     Sale or Retirement of Securities

     On your sale or retirement of your security:

     - You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the security. Your tax basis in the security is your cost, subject to certain adjustments.

     - Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the security for more than one year. For an individual, the maximum tax rate on long term capital gains is 20% (or 18% if the security is acquired on or after January 1, 2001 and held for more than five years).

     - If (a) you purchased the security with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the security upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.

     - If you sell the security between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the security but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

     - All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of short-term securities, securities with market discount, securities with contingent payments, or foreign currency securities.

     Information Reporting and Backup Withholding

     Under the tax rules concerning information reporting to the IRS:

     - Assuming you hold your securities through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement proceeds on your securities, unless an exemption applies.

     - Similarly, unless an exemption applies, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

     - If you are subject to these requirements but do not comply, the intermediary must withhold 31% of all amounts payable to you on the securities (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

     - All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     This section applies to you if you are a "Non-U.S. holder." A "Non-U.S. holder" is:

     - an individual that is a nonresident alien;

     - a corporation or partnership organized or created under non-U.S. law;

     - an estate that is not taxable in the U.S. on its worldwide income; or

     - a trust with respect to which neither any court within the U.S. is able to exercise primary supervision over the administration of the trust nor one or more U.S. persons have the authority to control all substantial decisions of the trust.

     Withholding Taxes

     Generally, payments of principal and interest on the securities will not be subject to U.S. withholding taxes.

     However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements. These requirements have been changed for interest paid on or after January 1, 2001.

     - You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your securities. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the securities and that you are not a U.S. holder.

     - You hold your securities directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

     - You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

     - The interest income on the securities is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

     Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

     - The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

     - The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

     - An intermediary through which you hold the securities fails to comply with the procedures necessary to avoid withholding taxes on the securities. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the securities. However, if you hold your securities through a qualified intermediary--or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the securities--the qualified intermediary will not generally forward this information to the withholding agent.

     - The amount of interest payable on a security is based on the earnings of the Company or certain other contingencies. If this exception applies, additional information will be provided in the prospectus supplement.

     - You own 10% or more of the voting stock of the Company, are a "controlled foreign corporation" with respect to the Company, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

     Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

     - You hold your securities directly through a qualified intermediary and the applicable procedures are complied with.

     - You file Form W-8ECI.

     - The securities have an original maturity of 183 days or less from their issue date.

     The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of securities, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

     Sale or Retirement of Securities

     If you sell a security or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

     - The gain is connected with a trade or business that you conduct in the U.S.

     - You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the security, and certain other conditions are satisfied.

     - The gain represents accrued interest or OID, in which case the rules for interest would apply.

     U.S. Trade or Business

     If you hold your security in connection with a trade or business that you are conducting in the U.S.:

     - Any interest on the security, and any gain from disposing of the security, generally will be subject to income tax as if you were a U.S. holder.

     - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the security. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

     Estate Taxes

     If you are an individual, your securities will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the securities were not connected to a trade or business that you were conducting in the U.S.

     Information Reporting and Backup Withholding

     U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. holders as follows:

     - Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

     - Sale proceeds you receive on a sale of your securities through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

     Possible European Union Requirements

     The European Union is considering new procedures that would apply to you if you are a tax resident of a member state and you receive interest on securities from a paying agent located in another member state. Under these procedures, the paying agent's member state would adopt one of the following rules:

     - the paying agent would be required to withhold tax on interest paid to you on the securities, unless you follow specified procedures to show that you have reported the interest to the tax authorities in your state of residence; or

     - the interest paid to you would be reported to the tax authorities in your state of residence by the paying agent's member state.

     No decision has been made whether to adopt these requirements. Even if they are adopted, it is not clear what their effective date will be. We advise you to consult your tax advisor about the possible implications of these requirements.

                              PLAN OF DISTRIBUTION

     CFC may sell the debt securities being offered hereby:

     - directly to purchasers,

     - through agents or

     - through underwriters or dealers which may include Lehman Brothers Inc., Banc of America Securities LLC, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

     CFC may sell debt securities directly or through agents designated by CFC from time to time. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

     If underwriters are utilized in the sale, CFC will enter into an underwriting agreement with those underwriters and the names of the underwriters and the terms of the transaction will be set forth in the supplement, which will be used by the underwriters to make resales of the debt securities or warrants in respect of which this prospectus is delivered to the public.

     If a dealer is utilized in the sale of any of the debt securities, CFC will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

     The agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from CFC or any profit on the resale of offered debt securities or warrants by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such person who may be deemed to be an underwriter and any such compensation received from CFC will be described in the prospectus supplement.

     Under agreements entered into with CFC, agents and underwriters who participate in the distribution of offered debt securities may be entitled to indemnification by CFC against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make.

     If indicated in the prospectus supplement, CFC will authorize agents and underwriters to solicit offers by certain institutions to purchase offered debt securities from CFC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless CFC otherwise agrees the aggregate principal amount of offered securities sold pursuant to contracts will be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to CFC's approval. Contracts will not be subject to any conditions except that the purchase by an institution of the offered debt securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be granted to agents and underwriters soliciting purchases of offered debt securities pursuant to contract accepted by CFC. Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

     The place and time of delivery for the offered debt securities in respect of which this prospectus is delivered are set forth in the supplement.

     Each underwriter, dealer and agent participating in the distribution of any offered debt securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, offered debt securities in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the offered debt securities. See "Limitations on Issuance of Bearer Debt Securities".

     All offered debt securities will be a new issue of debt securities with no established trading market. Any underwriters to whom offered debt securities are sold by CFC for public offering and sale may make a market in such offered debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered debt securities.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

     In connection with the offering made hereby, the agents may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities, and short positions created by the agents involve the sale by the agents of a greater aggregate principal amount of debt securities than they are required to purchase from CFC. The agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the agents if such debt securities are repurchased by the agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

     The validity of the securities offered hereby will be passed upon for CFC by Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, and for the agents or underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York. Certain tax matters relating to the securities will be passed upon for CFC by Hunton & Williams, 200 Park Avenue, New York, New York, special tax counsel to CFC.

                                    EXPERTS

     The financial statements included in CFC's Annual Report on Form 10-K for the year ended May 31, 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting commissions, are, subject to further contingencies, estimated to be as follows:

Registration statement filing fee...........................  $528,000
Printing....................................................    50,000
Legal fees and expenses.....................................   100,000
Blue sky fees and expenses..................................    15,000
Accounting fees.............................................    13,000
Fees of trustee.............................................    45,000
Fees of rating agencies.....................................   100,000
Miscellaneous...............................................    10,000
                                                              --------
          Total.............................................  $861,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 29-1104(9) of the District of Columbia Cooperative Association Act provides that an association such as the Registrant shall have the capacity "to exercise . . . any power granted to ordinary business corporations, save those powers inconsistent with this chapter." Section 29-304(16) of the District of Columbia Business Corporation Act permits any corporation:

          "To indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise."

     The Board of Directors of CFC has resolved to indemnify all CFC directors, officers and employees in accordance with the terms of the first sentence of the above Section. The Bylaws of CFC also provide for indemnification of all CFC directors, officers and employees as set forth above.

ITEM 16. LIST OF EXHIBITS

        1.1       -- Securities Underwriting Agreement Basic Provisions has been filed as exhibit 1.1 to Post-Effective Amendment No. 1 to
                     Registration No. 33-2194 filed December 18, 1987 and is
                     incorporated herein by reference. An Underwriting Agreement with respect to each particular offering of securities
                     registered hereunder will be filed as an exhibit to a
                     current report on Form 8-K and incorporated herein by
                     reference.
        1.2       -- Agency Agreement dated June 8, 1999 between CFC and the agents named therein, relating to distribution of CFC's
                     Medium-Term Notes, Series C, within the United States.
                     Incorporated by reference to Exhibit 1.1 to the current
                     report on Form 8-K filed by CFC on June 10, 1999.
        1.3       -- A form of Placement Agency Agreement between CFC and the agents named therein relating to the distribution, if any, of CFC's Medium-Term Notes outside the United States will be filed as an exhibit to a current report on Form 8-K and
                     incorporated herein by reference prior to the use of such
                     agreement.
        4.1       -- Indenture between CFC and Chemical Bank, as Trustee.
                     Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-3 filed on October 12,
                     1990 (Registration No. 33-34927).
        4.2       -- First Supplemental Indenture between CFC and Chemical Bank, as Trustee. Incorporated by reference to Exhibit 4.2 to
                     Registration Statement on Form S-3 filed on April 5, 1995
                     (Registration No. 33-58445).
        4.3       -- Instrument of Resignation, Appointment and Acceptance among
                     CFC, Chemical Bank and The Bank of New York dated as of
                     October 1, 1993. Incorporated by reference to Exhibit 4.3 to
                     Registration Statement on Form S-3 filed on October 1, 1993
                     (Registration No. 33-50463).
        4.4       -- A form of Fixed Rate Medium-Term Note (for offerings within the United States) has been filed as Exhibit 4.4 to
                     Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference.
        4.5       -- A form of Floating Rate Medium-Term Note (for offerings within the United States) has been filed as Exhibit 4.5 to
                     Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference.
        4.6       -- A form of Fixed or Floating Rate Registered Medium-Term Note
                     (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.7       -- A form of Fixed or Floating Rate Bearer Medium-Term Note
                     (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.8       -- A form of Temporary Global Bearer Fixed or Floating Rate
                     Medium-Term Note (for offerings outside the United States)
                     will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        4.9       -- A form of Definitive Global Bearer Fixed or Floating Rate
                     Medium-Term Note (for offerings outside the United States)
                     will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note.
        5         -- Opinion and consent of Milbank, Tweed, Hadley & McCloy LLP.
        8         -- Opinion and consent of Hunton & Williams.
       12         -- Schedule of computation of ratio of margins to fixed
                     charges.
       23.1       -- Consent of Arthur Andersen LLP.
       23.2       -- Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as
                     part of Exhibit 5.
       23.3       -- Consent of Hunton & Williams. Included as part of Exhibit 8.
       24         -- Power of Attorney (included on signature pages).
       25         -- Form T-1 Statement of Eligibility under the Trust Indenture
                     Act of 1939 of The Bank of New York, as Trustee has been
                     filed as Exhibit 25 to Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by
                     reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K):

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the debt securities offered therein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the debt securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the debt securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     THE REGISTRANT AND EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES EACH OF SHELDON C. PETERSEN, STEVEN L. LILLY AND JOHN J. LIST (THE "AGENTS") TO FILE ONE OR MORE AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THE REGISTRATION STATEMENT WHICH AMENDMENTS MAY MAKE SUCH CHANGES IN THE REGISTRATION STATEMENT AS SUCH AGENT DEEMS APPROPRIATE AND THE REGISTRANT AND EACH SUCH PERSON HEREBY APPOINTS EACH SUCH AGENT AS ATTORNEY-IN-FACT TO EXECUTE IN THE NAME AND ON BEHALF OF THE REGISTRANT AND EACH SUCH PERSON, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, ANY SUCH AMENDMENTS TO THE REGISTRATION STATEMENT.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF FAIRFAX, COMMONWEALTH OF VIRGINIA, ON THE 5TH DAY OF DECEMBER, 2000.

                                          National Rural Utilities
                                            Cooperative Finance Corporation

                                          By:    /s/ SHELDON C. PETERSEN
                                            ------------------------------------
                                                    SHELDON C. PETERSEN
                                            Governor and Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                    TITLE                          DATE
                   ---------                                    -----                          ----
            /s/ SHELDON C. PETERSEN                       Governor and Chief
------------------------------------------------          Executive Officer
              SHELDON C. PETERSEN

              /s/ STEVEN L. LILLY                     Senior Vice President and
------------------------------------------------       Chief Financial Officer
                STEVEN L. LILLY                     (Principal Financial Officer)
                                                                                      December 5, 2000
             /s/ STEVEN L. SLEPIAN                      Controller (Principal
------------------------------------------------         Accounting Officer)
               STEVEN L. SLEPIAN

                 /s/ BENSON HAM                         President and Director
------------------------------------------------
                   BENSON HAM

              /s/ R.B. SLOAN, JR.                         Vice President and
------------------------------------------------               Director
                R.B. SLOAN, JR.

               /s/ WADE R. HENSEL                  Secretary-Treasurer and Director
------------------------------------------------
                 WADE R. HENSEL

                   SIGNATURE                                    TITLE                          DATE
                   ---------                                    -----                          ----

              /s/ JAMES M. ANDREW                              Director
------------------------------------------------
                JAMES M. ANDREW

                                                               Director
------------------------------------------------
                ROBERT A. CAUDLE

              /s/ JAMES P. DUNCAN                              Director
------------------------------------------------
                JAMES P. DUNCAN

                                                               Director
------------------------------------------------
                 GLENN ENGLISH

              /s/ ALDEN J. FLAKOLL                             Director
------------------------------------------------
                ALDEN J. FLAKOLL

             /s/ JAMES A. HUDELSON                             Director
------------------------------------------------
               JAMES A. HUDELSON

              /s/ KENNETH KRUEGER                              Director
------------------------------------------------
                KENNETH KRUEGER

             /s/ STEPHEN R. LOUDER                             Director
------------------------------------------------
               STEPHEN R. LOUDER

                /s/ EUGENE MEIER                               Director
------------------------------------------------
                  EUGENE MEIER
                                                                                      December 5, 2000
              /s/ R. LAYNE MORRILL                             Director
------------------------------------------------
                R. LAYNE MORRILL

              /s/ ROBERT J. OCCHI                              Director
------------------------------------------------
                ROBERT J. OCCHI

             /s/ CLIFTON M. PIGOTT                             Director
------------------------------------------------
               CLIFTON M. PIGOTT

               /s/ TIMOTHY REEVES                              Director
------------------------------------------------
                 TIMOTHY REEVES

             /s/ BRIAN D. SCHLAGEL                             Director
------------------------------------------------
               BRIAN D. SCHLAGEL

            /s/ THOMAS W. STEVENSON                            Director
------------------------------------------------
              THOMAS W. STEVENSON

            /s/ CLIFFORD G. STEWART                            Director
------------------------------------------------
              CLIFFORD G. STEWART

               /s/ ROBERT STROUP                               Director
------------------------------------------------
                 ROBERT STROUP

                                                               Director
------------------------------------------------
                 ROBERT C. WADE

              /s/ ELDWIN A. WIXSON                             Director
------------------------------------------------
                ELDWIN A. WIXSON

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                   EXHIBITS                                PAGE
-------                                  --------                            ------------
 1.1        -- Securities Underwriting Agreement Basic Provisions has been filed as exhibit 1.1 to Post-Effective Amendment No. 1 to
               Registration No. 33-2194 filed December 18, 1987 and is
               incorporated herein by reference. An Underwriting Agreement with respect to each particular offering of Securities
               registered hereunder will be filed as an exhibit to a
               current report on Form 8-K and incorporated herein by
               reference. .................................................
 1.2        -- Agency Agreement dated June 8, 1999 between CFC and the agents named therein, relating to distribution of CFC's
               Medium-Term Notes, Series C, within the United States.
               Incorporated by reference to Exhibit 1.1 to the current
               report on Form 8-K filed by CFC on June 10, 1999. ..........
 1.3        -- A form of Placement Agency Agreement between CFC and the agents named therein relating to the distribution, if any, of CFC's Medium-Term Notes outside the United States will be filed as an exhibit to a current report on Form 8-K and
               incorporated herein by reference prior to the use of such
               agreement. .................................................
 4.1        -- Indenture between CFC and Chemical Bank, as Trustee.
               Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-3 filed on October 12,
               1990 (Registration No. 33-34927). ..........................
 4.2        -- First Supplemental Indenture between CFC and Chemical Bank, as Trustee. Incorporated by reference to Exhibit 4.2 to
               Registration Statement on Form S-3 filed on April 5, 1995
               (Registration No. 33-58445). ...............................
 4.3        -- Instrument of Resignation, Appointment and Acceptance among
               CFC, Chemical Bank, The Bank of New York dated as of October
               1, 1993. Incorporated by reference to Exhibit 4.3 to
               Registration Statement on Form S-3 filed on October 1, 1993
               (Registration No. 33-50463). ...............................
 4.4        -- A form of Fixed Rate Medium-Term Note (for offerings within the United States) has been filed as Exhibit 4.4 to
               Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference. ...................
 4.5        -- A form of Floating Rate Medium-Term Note (for offerings within the United States) has been filed as Exhibit 4.5 to
               Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by reference. ...................
 4.6        -- A form of Fixed or Floating Rate Registered Medium-Term Note
               (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such
               Note. ......................................................
 4.7        -- A form of Fixed or Floating Rate Bearer Medium-Term Note
               (for offerings outside the United States) will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such
               Note. ......................................................
 4.8        -- A form of Temporary Global Bearer Fixed or Floating Rate
               Medium-Term Note (for offerings outside the United States)
               will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note. ..........................................
 4.9        -- A form of Definitive Global Bearer Fixed or Floating Rate
               Medium-Term Note (for offerings outside the United States)
               will be filed as an exhibit to a current report on Form 8-K and incorporated herein by reference prior to the issuance of any such Note. ..........................................
 5          -- Opinion and consent of Milbank, Tweed, Hadley & McCloy
               LLP. .......................................................
 8          -- Opinion and consent of Hunton & Williams. ..................
12          -- Schedule of computation of ratio of margins to fixed
               charges. ...................................................
23.1        -- Consent of Arthur Andersen LLP. ............................
23.2        -- Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as
               part of Exhibit 5. .........................................
23.3        -- Consent of Hunton & Williams. Included as part of Exhibit 8.
24          -- Power of Attorney (included on signature pages). ...........
25          -- Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939 of The Bank of New York, as Trustee has been
               filed as Exhibit 25 to Registration Statement No. 33-58445 filed on April 5, 1995 and is incorporated herein by
               reference. .................................................